SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

APRIA HEALTHCARE GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

APRIA HEALTHCARE GROUP INC.
26220 Enterprise Court
Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 A.M. on Wednesday, April 21, 2004

PLACE	Hyatt Regency Irvine 17900 Jamboree Road Irvine, California 92614

ITEMS OF BUSINESS	(1)	To elect nine members of the Board of Directors, with such persons to hold office until the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified.

	(2)	To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

RECORD DATE	You can vote if you were a stockholder of record on March 17, 2004.

ANNUAL REPORT	Our 2003 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	Shares represented by properly executed proxies will be voted in accordance with the specifications therein. Shares represented by proxies which do not contain directions to the contrary will be voted FOR the election of the Directors named in the attached Proxy Statement.

LIST OF STOCKHOLDERS	A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the company, at 26220 Enterprise Court, Lake Forest, California 92630-8405, during the ten-day period preceding the Annual Meeting.

Lake Forest, California	Robert S. Holcombe
March 23, 2004	Executive Vice President, General Counsel
and Secretary

i

ii

Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California 92630-8405

P R O X Y   S T A T E M E N T

SOLICITATION OF PROXIES

Solicitation by Board

     The accompanying proxy is being solicited by the Board of Directors of Apria Healthcare Group Inc. for use at Apria’s 2004 Annual Meeting of Stockholders to be held on April 21, 2004, at 8:00 A.M. local time, at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614, and at any adjournment thereof.

     This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about March 23, 2004.

Expense of Solicitation

     The expense of soliciting proxies will be borne by Apria. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees may solicit proxies personally or by telephone or special letter without any additional compensation. Apria also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Your Vote is Important

     No matter how many shares you owned on the record date, please indicate your voting instructions on the accompanying proxy card and sign, date and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense to the company of further solicitation, we ask your cooperation in promptly mailing in your proxy card.

VOTING PROCEDURE AND TABULATION

Stockholders Entitled to Vote

     Holders of Apria common stock at the close of business on March 17, 2004, the record date with respect to this solicitation, are entitled to notice of and to vote at the annual meeting. Each stockholder of record is entitled to one vote per share. As of the record date 50,370,038 shares of the company’s common stock were outstanding (not including 7,405,856 shares held by Apria). No shares of any other class of stock were outstanding.

Voting on Agenda Items

     All shares represented by each properly executed unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If you sign your proxy card but do not indicate contrary voting instructions, the shares represented by the proxy will be voted “for” each of the nominees (See “Election of Directors”). An executed proxy may be revoked at any time before its exercise by filing with Apria’s Secretary a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the annual meeting and desire to vote in person.

Voting on Other Matters

     If any other matters are properly presented at the annual meeting, the persons named on the proxy card will be entitled to vote on those matters for you. As of the date of mailing of this Proxy Statement, Apria was not aware of any other matters to be raised at the annual meeting.

Tabulation of Votes

     Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by Apria to act as election inspectors for the meeting.

Abstentions

     The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Therefore, an abstention has the effect of a negative vote because it is disregarded in the calculation of a plurality or majority of “votes cast.”

Broker “Non-Votes”

     The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth information as of March 17, 2004, with respect to the beneficial ownership of Apria’s common stock by each person who is known by the company to beneficially own more than 5% of Apria’s common stock, each Director of the company, all past and present executive officers listed in the summary compensation table and all current Directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.

Security Ownership Table

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class
Wasatch Advisors, Inc. (1)	3,115,524	6.19
Mellon Financial Corporation (2)	2,925,174	5.81
Barclays Global Investors, N.A. (3)	2,777,011	5.51
Morgan Stanley (4)	2,647,368	5.26
Putnam, LLC d/b/a Putnam Investments (5)	2,551,892	5.07
Lawrence M. Higby (6)	661,385	1.31
David L. Goldsmith (7)	415,902	*
Lawrence A. Mastrovich (8)	183,332	*
Ralph V. Whitworth (9)	136,666	*
Richard H. Koppes (10)	92,000	*
Philip R. Lochner, Jr. (11)	91,000	*
Anthony S. Domenico (12)	71,666	*
Beverly Benedict Thomas (13)	67,000	*
I. T. Corley (14)	26,000	*
Vicente Anido, Jr. (15)	25,000	*
Jeri L. Lose (15)	24,000	*
James E. Baker (16)	21,442	*
Amin I. Khalifa	-0-	*
All current Directors and executive officers as a group	1,793,951	3.56
(12 persons) (17)

*	Less than 1%

(1)	According to a Schedule 13G, dated February 17, 2004, filed with the Securities and Exchange Commission, Wasatch Advisors, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive and voting power as to 3,115,524 shares. The mailing address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(2)	According to a Schedule 13G, dated January 30, 2004, filed with the Securities and Exchange Commission, Mellon Financial Corporation (“Mellon”), a parent holding company, in accordance with 17 C.F.R. Section 240.13-d(1)(b)(1)(ii)(G), has sole dispositive power as to 2,617,754 shares and sole voting power as to 2,274,692 shares. The balance of the shares is held beneficially by the following direct or indirect subsidiaries of Mellon: Mellon Trust of New England, National Association; Mellon Bank DE National Association; Mellon Bank, N.A.; Mellon Trust of California; Mellon Trust of New York, LLC; and Mellon Private Trust Company, National Association. The mailing address for Mellon is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(3)	According to a Schedule 13G, dated February 8, 2002, filed with the Securities and Exchange Commission, Barclays Global Investors, N.A. (“BGINA”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, has sole dispositive power as to 2,360,265 shares and sole voting power as to 2,429,477 shares. In addition, BGINA’s sister company, Barclays Global Investors, LTD (“BGILTD”) holds 4,230 of the shares directly and has sole dispositive and voting power as to those shares. The balance of the shares included in the Schedule is held by BGINA’s subsidiary, Barclays Global Fund Advisors (“BGF”), which has sole voting and dispositive power as to 343,304 shares. The mailing address for BGINA, BGILTD and BGF is 45 Fremont Street, San Francisco, California 94105.

(4)	According to a Schedule 13G, dated February 15, 2004, filed with the Securities and Exchange Commission, Morgan Stanley, a parent holding company in accordance with 17 C.F.R. Section 240.13-d(1)(b)(1)(ii)(G), Morgan Stanley does not have dispositive or voting as to the shares, but is filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. The mailing address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(5)	According to a Schedule 13G, dated February 9, 2004, filed with the Securities and Exchange Commission, Putnam, LLC d/b/a Putnam Investments (“PI”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, does not have dispositive or voting power as to the shares. PI, which is a wholly-owned subsidiary of Marsh & McLennon Companies, Inc. (“MMC”), wholly owns two registered investment advisors: Putnam Investment Management, LLC (“PIM”), which is the investment advisor to the Putnam family of mutual funds and The Putnam Advisory Company, LLC (“PAC”), which is the investment advisor to Putnam’s institutional clients. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. The mailing address for PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The mailing address for MMC is 1166 Avenue of the Americas, New York, New York 10036.

(6)	Includes 632,785 shares subject to options that are currently exercisable.

(7)	Includes 300,236 shares held in a shared trust with Mr. Goldsmith’s spouse, 3,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders, and 112,666 shares subject to options that are currently exercisable.

(8)	Includes 116,665 shares subject to options that are currently exercisable and 66,667 shares subject to options which will become exercisable on April 3, 2004.

(9)	Includes 124,666 shares subject to options that are currently exercisable and 5,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders, and 6,300 shares held by Relational Investors LLC and its affiliates as to which Mr. Whitworth shares voting and dispositive power.

(10)	Includes 86,000 shares subject to options that are currently exercisable and 3,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders.

(11)	Includes 86,000 shares subject to options that are currently exercisable, 2,000 shares owned by Mr. Lochner’s spouse and 3,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders.

(12)	Includes 71,666 shares subject to options that are currently exercisable.

(13)	Includes 61,000 shares subject to options that are currently exercisable and 3,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders.

(14)	Includes 2,000 shares held in a brokerage account jointly with Mr. Corley’s spouse, 21,000 shares subject to options that are currently exercisable and 3,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders.

(15)	Includes 21,000 shares subject to options that are currently exercisable and 3,000 shares of restricted stock which will vest on the date of Apria’s 2004 Annual Meeting of Stockholders.

(16)	Includes 4,181 shares subject to options that are currently exercisable.

(17)	Includes shares owned by certain trusts. Also includes 1,354,448 shares subject to options that are currently exercisable and 66,667 shares which will become exercisable on April 3, 2004.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition of Board

   Apria’s Board of Directors consists of such number of Directors as may be determined by the Board of Directors from time to time. The Board of Directors currently consists of nine Directors who are subject to reelection on an annual basis. All nine current Directors have been nominated for reelection to a term of one year or until the election and qualification of their successors.

Directors’ Fees

   All Directors of Apria are reimbursed for their out-of-pocket expenses incurred in connection with attending Board and related committee meetings. The non-employee Directors also receive additional compensation in the form of cash payments, stock option grants and grants of restricted stock. Effective June 30, 2003, the cash compensation for non-employee Directors increased to an annual retainer of $30,000 and meeting fees of $1,000 per Board or committee meeting attended at which action was taken. Each non-employee Director who chairs a committee of the Board is to receive an additional $10,000 annual retainer (for a total retainer of $40,000).

Accordingly:

•	From January 1, 2003 through June 30, 2003, under the prior compensation arrangements, each non-employee Director received (i) $1,000 per Board or committee meeting attended in person ($2,000 per committee meeting for each Director who was the committee’s chairman) and (ii) $500 per Board or committee meeting attended via telephone; and

•	From July 1, 2003 through December 31, 2003, each non-employee Director received (i) a retainer of $15,000 ($20,000 for each Director who chairs a committee of the Board), (ii) meeting fees of $1,000 per Board or committee meeting attended at which action was taken, (iii) an annual option grant for 6,000 shares of the company’s common stock (10,000 shares for the non-employee Chairman of the Board), and (iv) an annual restricted share grant, subject to vesting, for 3,000 shares (5,000 shares for the non-employee Chairman of the Board).

   It is expected that the Board will continue Apria’s practice of annual stock option grants and/or restricted share grants to non-employee Directors who are elected or reelected, as the case may be, as Directors at the annual meeting. While it is generally expected that these grants will be comparable to the 2003 stock option grants and restricted share grants to non-employee Directors mentioned above, the grants are discretionary in nature and the Board has not yet established any specific future awards or award grant levels.

   Effective in July, 2003, the Board also implemented a deferred compensation plan that allows Directors to defer payment, until they no longer serve on the Board or some other specified date, of all or a portion of the cash compensation that they would have otherwise become entitled to receive.

Committees and Meetings of the Board of Directors

   Standing committees of Apria’s Board of Directors include a Corporate Governance and Nominating Committee, an Audit Committee, a Compliance Committee and a Compensation Committee. Each committee has adopted a written charter which is posted on Apria’s website (www.apria.com). All members of each committee are “independent” as independence is defined under the New York Stock Exchange Listing Standards. The Board of Directors held eight meetings during the 2003 fiscal year. All Directors attended at least 75% of Board meetings and applicable committee meetings. The company encourages Directors to attend the Annual Meeting of Stockholders and all Directors were in attendance at Apria’s 2003 Annual Meeting.

   Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, succession planning, and the nomination and evaluation of Directors. The Committee also reviews and assesses the effectiveness of the Board’s Guidelines on Corporate Governance and recommends to the Board proposed revisions thereto. Currently, the Corporate Governance and Nominating Committee consists of Messrs. Anido (Chairman) and Whitworth, Ms. Lose and Ms. Thomas.

   As reflected in the Charter of the Corporate Governance and Nominating Committee, factors considered by the Committee in the selection of Director nominees are those it may deem appropriate, consistent with the qualities listed in the Corporate Governance Guidelines, and may include judgment, skill, integrity, diversity, experience with businesses and organizations of a comparable size to Apria, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. The Chairman identifies potential nominees, but the Committee has also used a search firm, and in addition the Board gives consideration to individuals identified by stockholders, management and members of the Board.

   On June 5, 2003 the Board of Directors approved the Apria Healthcare Group Inc. Policy Regarding Alternative Director Nominations by Stockholders (the “Policy”). The following summary of the Policy is qualified in its entirety by the full text of the Policy, which appears as Exhibit A to this Proxy Statement. The Policy requires the inclusion in Apria’s proxy materials of information concerning candidates for the Board of Directors, in addition to those recommended by the existing Board, and is intended to facilitate the ability of stockholders to choose freely among competing candidates who may be proposed by stockholders who have a significant, long-term interest in Apria’s success.

   The Policy allows one or more stockholders who own beneficially at least 5% of Apria’s common stock as of the record date of the applicable annual meeting, and who have maintained that ownership level for at least two years, to submit nominations for the Board of Directors and to require the inclusion of information concerning their nominees in Apria’s proxy materials. A maximum of two stockholder nominations are permitted for each individual Board seat.

   Each eligible stockholder or group of stockholders may nominate up to two candidates per election. The stockholder(s) must specify which incumbent Director’s seat is being challenged and must also submit a signed statement acknowledging that the nominee(s) will lawfully represent all of Apria’s stockholders, that the nominee(s) will comply with all applicable policies and standards of conduct, and that the nominating stockholder(s) will satisfy the 5% beneficial ownership threshold as of the date of the applicable annual meeting as well.

   The Corporate Governance and Nominating Committee of the Board of Directors has the power to adopt rules and procedures deemed appropriate to implement and interpret the Policy. The Corporate Governance and Nominating Committee will also consider whether to include any stockholder nominee as one of the company’s slate of nominees.

   No director nominations by stockholders have been received to date.

   The Corporate Governance and Nominating Committee met on six occasions during 2003.

   Audit Committee. The Audit Committee Charter describes the Committee’s functions and is attached as Exhibit B to this Proxy Statement. The Committee consists of Messrs. Goldsmith (Chairman), Corley, Koppes and Lochner, and Ms. Lose. The Board of Directors has determined that each member serving on the Audit Committee is “independent” as independence is defined under the New York Stock Exchange Listing Standards and that two of the members qualify as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Committee met on twelve occasions during 2003. Those meetings included separate sessions with the company’s independent auditors, without members of management present, and with the company’s internal auditor and general Counsel, also without members of management present.

   Compliance Committee. The Compliance Committee exercises oversight responsibility with respect to the company’s regulatory compliance programs, monitors certain aspects of those programs and reports to the Board regarding the same. Currently, the Committee consists of Messrs. Koppes (Chairman), Corley and Goldsmith. The Committee met on four occasions during 2003.

   Compensation Committee. The Compensation Committee conducts an annual performance review of Apria’s senior management and establishes their salaries, bonuses and long term incentive awards. Currently, the Compensation Committee consists of Messrs. Lochner (Chairman), Anido and Whitworth, and Ms. Thomas. The Committee met on six occasions during 2003.

Stockholder Communications to the Board of Directors

   Stockholders may send communications to Apria’s Board of Directors through Apria’s Investor Relations Department by accessing the “Information Request” page on Apria’s website (www.apria.com) or by emailing Investor_Relations@apria.com. Communications may also be sent by mail to Apria’s Investor Relations Department or its Corporate Secretary at 26220 Enterprise Court, Lake Forest, California 92630-8405. Any communications should be addressed to the attention of the Board as a whole or to specific Board members.

   Stockholders desiring to limit or direct their communications to non-employee Directors only should so indicate in the communication and direct the communication to the Chairman of the Board.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Guidelines

Apria’s Board of Directors has adopted the following Corporate Governance Guidelines:

Board Mission and Responsibilities

     Mission Statement. The company’s primary objective is to maximize stockholder value over the long term while adhering to the laws of the jurisdictions within which it operates and observing high ethical standards.

     Corporate Authority and Responsibility. All corporate authority resides in the Board of Directors as fiduciaries on behalf of the stockholders. The Board delegates authority to management to pursue the company’s mission. Management, not the Board, is responsible for managing the company. The Board retains responsibility to recommend candidates to the stockholders for election to the Board of Directors. The Board also retains responsibility, among other things, for selection and evaluation of the Chief Executive Officer, oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

Board Operations

     Board Agenda. The Chairman of the Board in coordination with the Chief Executive Officer shall set the agenda for each Board meeting, taking into account suggestions from members of the Board.

     Strategic Planning. The Board shall hold an annual strategic planning session. The timing and agenda for this meeting are to be suggested by the Chief Executive Officer.

     Independent Advice. The Board or any committee may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the Chief Executive Officer and the Chairman of the Board.

     Access to Top Management. Board members are free to contact members of senior management and are encouraged to coordinate their contacts through the Chief Executive Officer. Additionally, regular attendance and participation in Board meetings by senior management is encouraged as appropriate.

     Executive Meetings of Independent Directors. An executive meeting of independent Directors shall be held during each Board meeting. The Chairman shall lead these sessions.

     Educational Programs. Within two years of first becoming a Director, each Director should attend, at the company’s cost, an accredited one or two-day educational program for Directors. Following this initial education, each Director should attend one additional educational program in each five-year period of service on the company’s Board.

     Board Evaluation. The Corporate Governance and Nominating Committee shall be responsible for evaluating Directors as part of its process for recommending Director nominees to the Board. The Corporate Governance and Nominating Committee shall be responsible for coordinating an annual evaluation by the Directors of the Board’s performance and procedures.

     Written Guidelines and Policies. The Board shall maintain written corporate governance guidelines and operational policies which will be reviewed annually by the Corporate Governance and Nominating Committee.

Board Structure

     Positions of Chairman and Chief Executive Officer. The positions of Chairman and Chief Executive Officer shall be filled by separate persons and the Chairman shall be an Independent Director.

     Board Composition. Independent Directors shall constitute a substantial majority of the Board.

     Number of Directors. The Board shall assess its size from time to time. It is the Board’s philosophy that smaller Boards are most effective.

Our Corporate Governance Guidelines (continued)

     Committees. The standing Board committees shall be the Audit Committee, the Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. All standing committees shall be made up of Independent Directors. Each standing committee shall maintain a written charter approved by the Board. Committee actions shall be promptly reported to the Board. A Director may attend any Board committee meeting. The Chairman shall recommend periodic rotation of Committee assignments.

     Independent Directors. “Independent Director” means a Director that meets the definition of “independent director” as that term is defined by the New York Stock Exchange pursuant to Section 303A(2) of the Proposed New York Stock Exchange Listing Standards, and, in the case of the Audit Committee, a Director that meets the audit committee member independence requirements established by the Securities and Exchange Commission pursuant to Section 301 of the Sarbanes-Oxley Act of 2002.

Directors

     Nominees for Election to the Board. The Corporate Governance and Nominating Committee shall recommend nominees to the full Board for annual elections of Directors. The Committee shall welcome input from all Directors and stockholders.

     Retirement. Retirement age shall be 72. Directors shall submit their resignation effective at the Annual Meeting immediately preceding their 72nd birthday.

     Changes in Professional Responsibility. The Board shall consider whether a change in an individual’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill Directorship obligations. To facilitate the Board’s consideration, the Chief Executive Officer and other employee Directors shall submit a resignation as a matter of course upon retirement, resignation or other significant change in professional roles.

     Director Compensation and Stock Ownership. From time to time, the compensation of Directors shall be reviewed by the Compensation Committee, which shall make recommendations to the full Board. The Board’s philosophy is that a substantial portion of Director compensation shall be equity-based.

     Chief Executive Officer Evaluation. The Compensation Committee shall be responsible for coordinating an annual evaluation of the Chief Executive Officer by the Independent Directors. The Independent Directors will also determine guidance for the Compensation Committee with respect to Chief Executive Officer’s compensation. The Chairman of the Compensation Committee shall be the liaison with the Chief Executive Officer.

     Management Succession. The Board shall coordinate with the Chief Executive Officer to seek to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The Chief Executive Officer shall report to the Board annually about development of senior management personnel and succession plans, which shall be approved by the Board.

     Outside Board Memberships. The Chief Executive Officer and other members of senior management shall seek the approval of the Board before accepting outside board memberships, and the Board generally discourages more than one corporate board and one charitable board membership.

     Stock Ownership Requirements. Each Independent Director shall adhere to the Stock Ownership Requirements for Directors, as promulgated by the Board.

Our Stock Ownership Requirements for Directors and Senior Executive Officers

     Apria’s Board of Directors believes that the investment community values stock ownership by the company’s Directors and senior executive officers and that, by holding an equity position in the company, Directors and senior executive officers demonstrate their commitment to and belief in the long-term profitability of the company. Accordingly, the Board of Directors believes that ownership of company stock by Directors and senior executive officers should be encouraged and has adopted “Stock Ownership Requirements” that apply to Apria’s Directors and officers at the Senior Vice President level and above (including all of the company’s named executive officers).

     The Stock Ownership Requirements provide that each Director or senior executive officer will acquire and maintain a certain level of ownership of Apria common stock based on the fair market value of that stock from time to time. The target ownership level for Directors who are not senior executive officers is $150,000. The target ownership level for senior executive officers is based on a multiplier of each officer’s base salary. The multipliers for the company’s senior executive officers are as follows:

Chief Executive Officer	3.0 x base salary
Chief Operating Officer	2.5 x base salary
Executive Vice Presidents and Chief Financial Officer	2.0 x base salary
Senior Vice Presidents	1.5 x base salary

     To the extent that a Director or officer does not already satisfy the applicable ownership target, the Director or officer is expected to meet the target over a five year period. A senior executive officer is expected to meet any greater ownership target, due to a promotion or increase in base salary, within three years of the promotion or increase.

     Shares that “count” for purposes of meeting the Requirements generally include only shares actually or beneficially owned by the Director or officer. Shares underlying any outstanding stock options and unvested shares of restricted stock do not count for purposes of meeting the Requirements.

     Directors and senior executive officers are also expected to satisfy certain minimum holding period requirements with respect to stock options and restricted stock awards granted by Apria. In the case of options (including options in the form of restricted stock purchase rights) granted in 2003 and thereafter, the Director or officer is expected to hold for at least one year after the exercise of the option at least one-half of the “net” number of shares acquired. The “net” number of shares generally means the total number of shares acquired less any shares sold or otherwise used to pay the exercise price of the option. In the case of restricted stock awards, the Director or officer is expected to hold for at least one year after the vesting of the award at least one-half of the shares that became vested. The holding period applies to only one-half of the net number of shares acquired or vested, as the case may be, because the Director or officer may need to sell the balance of the shares acquired in order to satisfy any tax obligations related to the option exercise or the vesting of the restricted shares.

After the one-year holding period has been satisfied, the Director or officer must continue to hold at least one-half of the portion of the shares that were subject to the holding period if the Director or officer has not satisfied the applicable stock ownership target (or to the extent a sale of the shares would cause the Director or officer to fall short of the target). The ownership targets and holding periods cease to apply following a termination of service or employment with Apria or following certain change in control events. The Stock Ownership Requirements may be modified from time to time by the Board of Directors.

Our Code of Ethical Business Conduct

     Apria has adopted a Code of Ethical Business Conduct which applies to all of its employees, officers and Directors, including, but not limited to, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and other senior financial officers. The current version of the Code may be found on the Internet at www.apria.com.

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

     The Audit Committee of the Board of Directors of the company reviews the company’s financial reporting process on behalf of the Board. Management of the company has the primary responsibility for the financial statements and the reporting process of the company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the company’s financial statements have been prepared in accordance with generally accepted accounting principles.

     The Audit Committee is responsible for the appointment and oversight of the company’s auditors, Deloitte & Touche LLP, and for approving the auditors’ compensation. The auditors report directly to the Audit Committee and are responsible for auditing the company’s financial statements and expressing an opinion on the conformity of such audited financial statements to generally accepted accounting principles.

     Two members of the Audit Committee, I.T. Corley and David L. Goldsmith, qualify as “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. All members of the Audit Committee are “independent” in accordance with the standards for audit committee member “independence” established by the New York Stock Exchange as well as with the Sarbanes-Oxley standards. However, the members of the Audit Committee are not professionally engaged in, and are not experts in, auditing or accounting.

     Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the company’s auditors. Accordingly, the Audit Committee’s review does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s activities do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company’s auditors are in fact independent.

     In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and the company’s auditors. The Audit Committee has discussed with the company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the company’s auditors the written disclosures and the letter such auditors have represented are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the company and its management. In this connection, the Audit Committee has considered whether such auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, and subject to the limitations set forth above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Date: March 11, 2004

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

David L. Goldsmith (Chairman)
I.T. Corley
Richard H. Koppes
Philip R. Lochner, Jr.
Jeri L. Lose

REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

   The Compensation Committee oversees Apria’s overall compensation program for its senior management. In addition, the Compensation Committee evaluates the performance and specifically establishes the compensation of the Chief Executive Officer. The Compensation Committee is comprised entirely of independent Directors who are not officers or employees of Apria.

Compensation Philosophy and Program for Senior Management

   During 2003, Apria’s compensation program for executive officers was designed to:

•	reward each member of senior management for the company’s overall growth and financial performance;

•	attract and retain individuals who are capable of leading the company in achieving its business objectives in an industry characterized by competitiveness, growth and a challenging business environment; and

•	provide substantial alignment of management’s interest with the long-term interest of stockholders by requiring ownership of Apria’s stock by executive officers.

   The Committee believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be largely contingent upon, the financial success of the company. As discussed below, the program consists of, and is intended to strike a balance among, three elements:

•	Salaries. Salary for the Chief Executive Officer is based principally on the Committee’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by other similar companies to executive officers holding equivalent positions. The salaries for all other executive officers are approved by the Compensation Committee pursuant to recommendations made by the Chief Executive Officer on the basis of similar criteria.

•	Executive Bonuses. Executive bonuses are primarily based on an evaluation of company performance against qualitative and quantitative measures.

•	Long-term Incentive Compensation. Long-term incentive awards such as stock options (including options in the form of restricted stock purchase rights) are also designed to insure that incentive compensation is linked to the long-term performance of Apria and its common stock.

   In 2003, the Committee’s overall compensation strategy was adjusted so that between 25% and 40% of total potential executive compensation consists of cash earned and paid on a short term basis, with one-half of the total cash compensation earnable by executive officers consisting of bonuses based on the achievement of financial and operating objectives by the company and of individual performance objectives by the executives. Stock options or restricted stock will also continue to represent a significant portion of executive compensation if managerial efforts result in continued stock price increases. In 2003, 60% to 75% of total potential executive compensation was tied to long-term company performance through both time-vested stock options and time and performance-vested restricted stock purchase rights. “Restricted stock purchase rights” granted by Apria are effectively stock options with a performance-based vesting component. Subject to accelerated vesting and continued employment, approximately 40% of the restricted stock purchase rights granted in 2003 will vest at year-end 2008, with the remainder vesting at year-end 2009. The respective vesting dates will be accelerated to year-end 2004 and year-end 2005 if certain predetermined financial targets are achieved.

Stock Ownership Requirements

   In 2003, the Compensation Committee and the Board of Directors also established new Stock Ownership Requirements for all members of senior management. Under the Requirements, each senior officer must, over a period of five years, acquire and hold shares of Apria common stock with a total value at least equivalent to a target level of ownership. The targets range from one-and-one-half to three times base salary, depending on the officer’s position. All stock options (including options in the form of restricted stock purchase rights) granted in 2003 require a one-year holding period for the “net” shares received upon exercise or purchase (after deduction of shares sold to pay taxes and the exercise or purchase price), even if the officer has achieved the applicable target level of ownership. For officers not yet in compliance with their target, only one-half of the net after-tax shares may be sold following the one-year holding period. The remaining option shares, together with at least one-half of all Apria shares presently held by each senior officer, must continue to be held as an investment in the company.

Compensation Survey

   During late 2002 and early 2003, the Committee engaged the services of an outside compensation and benefits consulting company in order to conduct a survey and review of the company’s salary, stock incentive award and benefits history for executive officers against both general industry and competitor comparison groups. The consultant concluded that the competitor group would provide information regarding the competitive pay structure of the company’s direct competitors, while the general industry group would provide information regarding the competitive pay structure for companies employing similar resources. Based on the analysis, the consultant concluded that the levels of executive compensation provided during 2003 were generally competitive with the levels offered by the groups surveyed, though in individual cases, certain individuals were above and certain individuals were below competitive norms.

Factors Affecting the Evaluation of Executive Performance for 2003

   Members of senior management were and continue to be evaluated in light of their contributions toward achievement of the financial and operating objectives established by the Chief Executive Officer and the Board. Future compensation for senior management will continue to be based in large part on the company’s ability to effectively develop and implement strategies that enable Apria to achieve those objectives and enhance stockholder value.

2003 Total Compensation for the Chief Executive Officer

   Lawrence M. Higby. When Mr. Higby became the company’s Chief Executive Officer, the Committee designed a compensation plan which was consistent with that provided to the company’s other executive officers. Although a significant portion of Mr. Higby’s 2003 compensation consisted of a bonus plan payment based largely on company performance, the Committee did not rely entirely on predetermined formulas or a limited set of criteria when it evaluated the performance of the company’s Chief Executive Officer. The Committee considered:

•	management’s overall accomplishments;

•	Mr. Higby’s individual accomplishments;

•	the company’s financial performance; and

•	other criteria discussed below.

   The Committee designed a compensation package for Mr. Higby which provided a competitive salary with the potential of significant bonus plan compensation in the event the company performed well under his leadership. For 2003, Mr. Higby’s annual salary level as Chief Executive Officer was $700,000 and his total bonus compensation was $700,000. This bonus award was the maximum amount payable under the bonus plan. Of the award, 80% was based on the company’s achievement of certain financial objectives related to earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share and net revenue, with twenty percent (20%) paid on recommendation of the Compensation Committee based on the implementation of certain strategic initiatives. All of Mr. Higby’s performance targets and goals concerning the implementation of initiatives were met or exceeded. Mr. Higby’s long-term compensation package consisted of options to purchase 250,000 shares of Apria common stock at an exercise price of $21.40 per share, and restricted stock purchase rights for 214,000 shares at a purchase price of $6.46 per share. As an executive officer, Mr. Higby is subject to the recently enacted Stock Ownership Requirements with a target ownership level equal to three times his base salary.

Executive Officer Salaries

   In setting salaries, the first element of the executive compensation program, the Committee did not use a predetermined formula. Instead, the 2003 salaries of the Chief Executive Officer and the other executive officers were principally based on:

•	the Committee’s evaluation of individual job performance;

•	an assessment of the company’s performance; and

•	a consideration of salaries paid by similar companies to executive officers holding similar positions.

   Lawrence M. Higby. The amount received by Mr. Higby as salary in 2003 is shown in the “Salary” column of the Summary Compensation Table. The Committee felt the salary was justified due to the fact that the company’s performance had continued to improve.

   Other Executive Officers. The 2003 salaries of the other executive officers are shown in the “Salary” column of the Summary Compensation Table.

Executive Officer Bonuses

   Bonuses for all executive officers were awarded under the 2003 Executive Bonus Plan, a plan adopted to provide certain members of senior management with significant bonus compensation (up to the full amount of each officer’s 2003 salary) upon the achievement of improved financial and operating performance levels for the 2003 fiscal year and the achievement of key individual performance objectives by the executives.

   The target levels of performance as well as the individual objectives established in the 2003 Executive Bonus Plan were achieved, and the resulting 2003 bonus payments to Mr. Higby and the other most highly compensated executive officers of the company are listed in the “Bonus” column of the Summary Compensation Table. Because publication of sensitive and proprietary quantifiable targets and other specific goals for the company and its executive officers could place the company at a competitive disadvantage, it has not been the company’s practice to disclose the specific financial performance target levels set forth in its incentive compensation plans. However, the actual results for each of the quantifiable target factors are publicly available and reflect an increase in 2003 net revenues of approximately 10.3% ($128,749,000) over the 2002 level. In addition, EBITDA (after adjustments for comparability) increased by approximately 14.0% ($42,022,000) and similarly adjusted earnings per share increased by approximately 15.6% ($.29 per share) over 2002 levels.

Executive Officer Long-Term Incentive Compensation

   As noted above, the company provided long-term compensation to certain members of senior management under the company’s new 2003 Performance Incentive Plan. The performance incentive plan provides the company with the ability to periodically reward key employees, including executive officers, with options to purchase shares of the company’s common stock as well as restricted stock purchase rights.

   The value of stock options is tied to the future performance of the company’s common stock and provides value to the recipient only when the price of the company’s common stock increases above the option grant price.

   The value of restricted stock purchase rights is also tied to the future performance of the company’s common stock and provides increasing value to the recipient when the price of the company’s common stock increases.

   Mr. Higby and the other executive officers received both stock option grants and restricted stock purchase rights as a part of their 2003 compensation, which grants are shown in the “Options Granted” column of the Summary Compensation Table.

Tax Treatment of Stock Options and Restricted Stock Purchase Rights

   The Compensation Committee has considered the anticipated tax treatment to the company regarding the compensation and benefits paid to the executive officers of the company in light of the enactment of Section 162(m) of the United States Internal Revenue Code. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the company with a compensation package which will preserve the deductibility of such payments for the company to the greatest extent possible. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. In addition, in order to attract and retain qualified management personnel, it has sometimes proven necessary to grant certain long-term incentives that may not be deductible under Section 162(m) of the Code.

Date: March 11, 2004

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Philip R. Lochner (Chairman)
Vicente Anido
Beverly Benedict Thomas
Ralph V. Whitworth

ELECTION OF DIRECTORS

Nominees for Election to Board

     The nominees for election are Vicente Anido, Jr., I.T. Corley, David L. Goldsmith, Lawrence M. Higby, Richard H. Koppes, Philip R. Lochner, Jr., Jeri L. Lose, Beverly Benedict Thomas and Ralph V. Whitworth, each of whom currently serves on the Board. If elected, they will serve for one year or until the election and qualification of successors.

     If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may further reduce the number of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or further reduce the number of Directors.

Vote Required for Election of Directors

     For the purpose of electing Directors, each stockholder is entitled to one vote for each Director to be elected for each share of common stock owned. The candidates receiving the highest number of votes will be elected.

     The accompanying proxies solicited by the Board of Directors will be voted “for” the election of the nominees unless the proxy card is marked to withhold authority to vote for any nominee.

     The Board of Directors unanimously recommends that you vote “for” each of the nominees.

Nominees and Directors

     Set forth in the table below are the names, ages and past and present positions of the persons serving as Apria’s Directors as of March 17, 2004. The term of each Director expires in 2004.

	Business Experience During Last	Director
Name and Age	Five Years and Directorships	Since
Ralph V. Whitworth, 48	Chairman of the Board of Directors of Apria since 1998. Mr. Whitworth is a principal of Relational Investors LLC, a private investment company. He is also a principal in Relational Advisors LLC, a financial advisory and investment banking firm which is registered as a broker-dealer under Section 15(b) of the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. Mr. Whitworth is also a Director of Waste Management, Inc.	1998

Vicente Anido, Jr., 51	President, Chief Executive Officer and a Director of ISTA Pharmaceuticals, Inc., an ophthalmic pharmaceuticals company since December 2001. He previously served as General Partner of Windamere Venture Partners, a venture capital group, from 2000 to 2002. From 1996 to 1999 he served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company.	2002

I.T. Corley, 58	Chairman of the Board of Directors, President and Chief Executive Officer of Strategic Materials, Inc. and of its parent company, Strategic Holdings, Inc., since 1995. Strategic Materials, Inc. is a large, privately-owned glass recycler. Mr. Corley previously served as the Chief Financial Officer, Chief Operating Officer and a Director of Allwaste, Inc., from 1990 to 1995 and as the Vice President, Controller and the Vice President, Finance of Mesa Petroleum Co. and Mesa Limited Partnership, respectively, from 1984 to 1988. He is a Certified Public Accountant and former Partner with Arthur Andersen, LLP.	2003

	Business Experience During Last	Director
Name and Age	Five Years and Directorships	Since
David L. Goldsmith, 55	Private investor since 2004. Mr. Goldsmith previously served as Managing Director of RS Investment Management, an investment management firm from 1999 to 2003. He served as Managing Director of Robertson, Stephens Investment Management, an investment management firm, in 1998 and 1999.	1987

Lawrence M. Higby, 58	President and Chief Executive Officer and a Director of Apria. From 1997 until his appointment as Chief Executive Officer, Mr. Higby served as Apria’s President and Chief Operating Officer. Mr. Higby also served as Apria’s Chief Executive Officer on an interim basis from January through May 1998. Prior to joining Apria, Mr. Higby served as President and Chief Operating Officer of Unocal’s 76 Products Company and Group Vice President of Unocal Corporation from 1994 to 1997. From 1986 to 1994, Mr. Higby held various positions with the Times Mirror Company, including serving as Executive Vice President, Marketing of the Los Angeles Times and Chairman of the Orange County Edition. In 1986 Mr. Higby served as President and Chief Operating Officer of America’s Pharmacy, Inc., a division of Caremark, Inc.	2002

Richard H. Koppes, 57	Of Counsel to Jones Day, a law firm, and a Co-Director of Executive Education Programs at Stanford University School of Law. He is a member of the Board of Directors of Valeant Pharmaceuticals International. He is also a Director of the Investor Responsibility Research Center and the International Corporate Governance Network. He served as a principal of American Partners Capital Group, a venture capital and consulting firm, from 1996 to 1998. From 1986 to 1996, Mr. Koppes held several positions with the California Public Employees’ Retirement System, including General Counsel, Interim Chief Executive Officer and Deputy Executive Officer. Mr. Koppes was also a Director of Mercy Healthcare, Sacramento, a non-profit hospital system, from 1994 to 2001 and General Counsel of the California State Department of Health Services from 1977 to 1986.	1998

Philip R. Lochner, Jr., 61	Senior Vice President – Chief Administrative Officer of Time Warner Inc. from 1991 to 1998. From March 1990 to June 1991 Mr. Lochner was a Commissioner of the Securities and Exchange Commission. He is on the Board of Governors of the American Stock Exchange, a Director of the Investor Responsibility Research Center and a Trustee of The Canterbury School. He is also a Director of Adelphia Communications Corporation, Clarcor, Inc., GTech Holdings Corp. and Solutia Inc.	1998

Jeri L. Lose, 46	Vice President, Information Technology and Chief Information Officer of St. Jude Medical, Inc., a medical device designer and manufacturer since 1999. Previously, Ms. Lose served as Vice President, Information Technology Systems Development of U.S. Bancorp, a financial services holding company, in St. Paul, Minnesota, from 1993 to 1999.	2002

Beverly Benedict Thomas, 61	Managing Partner of Thomas Consulting Group (formerly BBT Strategies), a consulting firm specializing in public affairs and strategic planning. Previously, Ms. Thomas was a principal of UT Strategies, Inc., a public affairs firm, from 1995 to 1997. Ms. Thomas served as a Commissioner of the Los Angeles City Employees’ Retirement System from 1995 to 2000 and as a Director of Catellus Real Estate Development Corporation, a diversified real estate operating company, from 1995 to 2001. From 1993 to 1995, Ms. Thomas served on the Boards of the California Public Employees’ Retirement System and the California State Teachers Retirement System.	1998

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Executive Compensation

     The following table sets forth all compensation for the 2003, 2002, and 2001 fiscal years paid to or earned by Apria’s Chief Executive Officer and the three other executive officers of the company who were serving in such capacity as of December 31, 2003, as well as James E. Baker.

Summary Compensation Table

				Long-term		All Other
		Annual Compensation		Compensation		Compensation
				Options
		Salary(1)	Bonus	Granted(2)
Name	Year	($)	($)	( )		($)
Lawrence M. Higby	2003	687,479	700,000	464,000		254,547	(4)
President and Chief Executive	2002	593,716	600,000	100,000		2,831,619	(5)
Officer	2001	463,010	460,000	300,000	(3)	3,313	(6)

Lawrence A. Mastrovich	2003	438,214	450,000	227,000		4,009	(6)
Chief Operating Officer (7)	2002	250,686	375,000	200,000		144,764	(9)
	2001	184,003	—	75,000	(3)(8)	1,952,782	(10)

James E. Baker	2003	243,623	239,000	45,000		4,009	(6)
Executive Vice President and	2002	228,340	225,000	15,000	(3)	5,500	(6)
Treasurer (11)	2001	164,191	111,563	50,000		229,874	(12)

Anthony S. Domenico	2003	251,664	250,000	53,000		4,009	(6)
Executive Vice President,	2002	225,646	225,000	20,000	(3)	11,158	(14)
Sales (13)	2001	57,425	—	75,000		—

Amin I. Khalifa	2003	72,142	—	100,625		2,536	(16)
Executive Vice President and	2002	—	—	—		—
Chief Financial Officer (15)	2001	—	—	—		—

(1)	These amounts include an automobile allowance which is paid as salary. Salary is paid on the basis of bi-weekly pay periods, with payment for each period being made during the week following its termination. Due to the fact that some years contain payment dates for pay periods which begin or end in other years, amounts reported as salary paid for a particular year may vary slightly from the actual amounts of the salaries of the executive officers listed above.

(2)	Options granted include restricted stock purchase rights granted by Apria in the respective year. See the “Summary of Option Grants” table below for a general description of restricted stock purchase rights.

(3)	Option grant for 2001 approved by the company’s Board of Directors in October 2000 but not effective and not fixed as to price until January 2, 2001, or option grant for 2002 approved by the company’s Board of Directors in October 2001, but not effective and not fixed as to price until January 2, 2002.

(4)	$4,009 annual contribution by Apria to the company’s 401(k) savings plan in the name of the individual and $250,538 in net proceeds from the exercise of employee stock options.

(5)	$5,500 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual and $2,826,119 in net proceeds from the exercise of employee stock options.

(6)	Annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual.

(7)	Mr. Mastrovich served as an Executive Vice President for the company during 2000 and 2001 until his resignation on August 8, 2001. Thereafter, he was hired as the company’s Chief Operating Officer effective April 4, 2002.

(8)	Options cancelled prior to vesting when Mr. Mastrovich left Apria in August 2001.

(9)	$2,134 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual and $142,630 relocation assistance payment.

(10)	$1,952,782 in value realized from the exercise of employee stock options.

(11)	Mr. Baker served as Apria’s Chief Financial Officer from October 2001 through September 2003. Effective October 1, 2003, Mr. Baker was appointed Executive Vice President and Treasurer, and he is no longer classified as an “executive officer” for Securities and Exchange Commission reporting purposes.

(12)	$4,182 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual and $225,692 in value realized from the exercise of employee stock options.

(13)	Mr. Domenico was hired as the company’s Executive Vice President, Sales, in August, 2001.

(14)	$5,500 annual contribution by Apria to the company’s 401(k) Savings Plan in the name of the individual and $5,658 relocation assistance payment.

(15)	Mr. Khalifa was hired as the company’s Executive Vice President, Chief Financial Officer effective October 1, 2003.

(16)	Reimbursement for Cobra payments.

Summary of Option Grants

     The following tables provide information with respect to grants of stock options and restricted stock purchase rights in 2003 to Apria’s Chief Executive Officer and the three other executive officers of the company who were serving in such capacity as of December 31, 2003, as well as James E. Baker.

Stock Option Grants Table

					Potential Realizable
	Number of				Value at Accrual Rate
	Securities	% of Total		Expiration	of Stock Appreciation
	Underlying Options	Options Granted to Employees in	Exercise	Date of Options	for Option Term ($)
Name	Granted(1)	Fiscal Year	Price ($)	Granted	5%	10%
Lawrence M. Higby	250,000	22.4%	21.40	2/18/13	3,364,586	8,526,522
Lawrence A. Mastrovich	150,000	13.5%	21.40	2/18/13	2,018,752	5,115,913
James E. Baker	25,000	2.2%	21.40	2/18/13	336,459	852,652
Anthony S. Domenico	25,000	2.2%	21.40	2/18/13	336,459	852,652
Amin I. Khalifa	79,625	7.1%	28.19	10/01/13	1,411,635	3,577,360

Restricted Stock Purchase Right (“RSPR”) Grants Table

						Potential Realizable
	Number of					Value at Accrual Rate
	Securities		% of Total		Expiration	of Stock Appreciation
	Underlying RSORs		Options Granted to Employees in	Exercise	Date of RSPRs	for Option Term ($)
Name	Granted		Fiscal Year	Price ($)	Granted	5%	10%
Lawrence M. Higby	86,000	(2)	18.1%	6.46	8/13/13	349,389	885,420
	128,000	(3)	26.9%	6.46	8/13/13	520,020	1,317,834
Lawrence A. Mastrovich	32,000	(2)	6.7%	6.46	8/13/13	130,005	329,458
	45,000	(3)	9.5%	6.46	8/13/13	182,820	463,301
James E. Baker	8,000	(2)	1.7%	6.46	8/13/13	32,501	82,365
	12,000	(3)	2.5%	6.46	8/13/13	48,752	123,547
Anthony S. Domenico	11,000	(2)	2.3%	6.46	8/13/13	44,689	113,251
	17,000	(3)	3.6%	6.46	8/13/13	69,065	175,025
Amin I. Khalifa	7,500	(2)	1.6%	7.05	10/01/13	30,470	77,217
	13,500	(3)	2.8%	7.05	10/01/13	59,885	151,684

(1) All of such options were granted under the 2003 Performance Incentive Plan and have a maximum term of 10 years from the respective date of grant. Each option generally vests and becomes exercisable as to one-third of the total number of shares subject to the option on each of the first, second, and third anniversaries of the respective date of grant of the award. Acceleration of the exercisability of the options, and the early termination of the options, may occur under certain circumstances, including a change in control of Apria or the termination of the award recipient’s employment.

(2) Constitutes an option granted in the form of a “restricted stock purchase right.” A restricted stock purchase right is granted at a per share exercise price at a significant discount to the fair market value of a share of Apria common stock at the time of grant of the award. In this respect, a restricted stock purchase right is similar to restricted stock in the incentives that are intended to be conveyed. However, a restricted stock purchase right is similar to an option in that the award recipient must exercise the award (once vested) and pay the applicable exercise price in order to acquire the shares subject to the award. All of such restricted stock purchase rights were granted under the 2003 Performance Incentive Plan and have a maximum term of 10 years from the respective date of grant. Each restricted stock purchase right generally vests and becomes exercisable on December 31, 2008. Vesting will accelerate to December 31, 2004 if certain predetermined financial targets are achieved by that time. Acceleration of the exercisability of the restricted stock purchase rights, and the early termination of the awards, may occur under certain circumstances, including a change in control of Apria or the termination of the award recipient’s employment.

(3) Constitutes an option granted in the form of a restricted stock purchase right, substantially on the terms outlined in the preceding footnote, except that the scheduled vesting date is December 31, 2009 subject to acceleration to December 31, 2005 if certain predetermined financial targets are achieved by that time.

Summary of Options Exercised

     The following table provides information with respect to the exercise of stock options during the 2003 fiscal year by Apria’s Chief Executive Officer and the three other executive officers of the company who were serving in such capacity as of December 31, 2003, as well as by James E. Baker, together with the fiscal year-end value of unexercised options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

Number of Securities
			Underlying Unexercised	Value of Unexercised In-
			Options at	The-Money Options at
	Shares Acquired on	Value	Fiscal Year-End	Fiscal Year-End(1)
	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	(#)	($)	(#) / (#)	($) / ($)
Lawrence M. Higby	42,214	439,973	441,119 / 466,667	3,990,083 / 2,353,919
Lawrence A. Mastrovich	—	—	66,666/283,334	285,997 / 1,632,503
James E. Baker	—	—	50,800 / 51,667	472,911 / 348,853
Anthony S. Domenico	—	—	56,666 / 63,334	261,730 / 352,220
Amin I. Khalifa	—	—	— / 79,625	— / 22,295

(1)	Market value of the securities underlying the options at year-end, minus the exercise or base price of “in-the-money” options. The market value of a share of Apria’s common stock at the close of trading on the last trading day of 2003 (December 31) was $28.47.

Compensation Committee Interlocks and Insider Participation

     During 2003, no member of the Compensation Committee was either an officer or an employee of the company.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Apria has employment agreements, nondisclosure/noncompetition agreements and/or severance agreements with the following executive officers and other persons listed in the Summary Compensation Table.

     Lawrence M. Higby. Pursuant to an Amended and Restated Employment Agreement which became effective February 12, 2002, Mr. Higby serves as Apria’s President and Chief Executive Officer. The Agreement provides that Mr. Higby is to receive an annual salary of $600,000, subject to increases at the discretion of the company’s Board of Directors or its Compensation Committee. Mr. Higby’s annual salary is currently $700,000 and will increase to $714,000 effective March 29, 2004. Mr. Higby is also entitled to participate in Apria’s annual bonus, incentive, 401(k) and other benefit programs generally available to executive officers of the company. The agreement also provides for (i) reasonable access to accountants for personal financial planning, (ii) an automobile allowance, (iii) reimbursement of certain other expenses and (iv) an indemnification of Mr. Higby on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

     The company also has entered into a Nondisclosure and Noncompetition Agreement with Mr. Higby pursuant to which, if the company terminates Mr. Higby’s employment without cause, or if he terminates his employment with good reason (including upon a change in control), Mr. Higby shall be entitled to receive cash payments in exchange for the performance of certain agreements pertaining to nondisclosure and noncompetition following the termination. Payments under the Nondisclosure and Noncompetition Agreement are required to be made in 52 equal weekly installments following the termination, and shall equal, in the aggregate, three times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance, and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. The company shall be required to provide an office and secretarial support at a cost not to exceed $50,000 during the year following such a termination. In addition, 93,590 share of the 150,000 share stock option grant issued to Mr. Higby in January 1998 will remain exercisable for a period of three years following such termination.

     Lawrence A. Mastrovich. Pursuant to an Employment Agreement dated April 4, 2002, Mr. Mastrovich serves as the company’s Chief Operating Officer. The Agreement initially has a two-year term that is extended one day for each day of Mr. Mastrovich’s employment during its term. The Agreement may be terminated at any time by the company or by Mr. Mastrovich. The Agreement provides that Mr. Mastrovich’s salary shall be at least $375,000. Mr. Mastrovich’s annual salary is currently $450,000 and will increase to $459,000 effective March 29, 2004. Mr. Mastrovich is entitled to participate in Apria’s annual bonus, incentive, 401(k) and other benefit programs generally available to executive officers of the company. He is also entitled to receive reimbursement of certain other expenses at the company’s discretion. If the company terminates Mr. Mastrovich’s employment without cause, or if he terminates his employment with good reason, Mr. Mastrovich shall receive a lump sum payment equal to his annual salary and car allowance that would have been payable through the remaining two-year term of the agreement, plus two times the sum of (i) the average of his two most recent annual bonuses and (ii) the average annual cost for company employees of obtaining certain post-employment medical insurance. The Agreement also contains provisions designed to indemnify Mr. Mastrovich on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code.

     James E. Baker. In June 1997, Mr. Baker entered into an executive severance agreement with the company. Pursuant to that agreement, Mr. Baker serves in a position and undertakes duties at Apria’s discretion. Currently, Mr. Baker serves as Apria’s Executive Vice President and Treasurer. The agreement provides that Mr. Baker’s salary shall be at the company’s discretion. His annual salary is currently $239,000 and will increase to $243,780 effective March 29, 2004. Mr. Baker is entitled to participate in Apria’s stock option plans and all other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason, Mr. Baker is entitled to receive severance pay equal to the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. However, in the event that such termination occurs during the two-year period following a change in control, Mr. Baker is entitled to receive severance pay equal to two times that amount. Such payments shall be payable in periodic installments over one or two years, as applicable.

     Anthony S. Domenico. In May 2002, Mr. Domenico entered into an executive severance agreement with the company. An amendment to that agreement became effective March 18, 2003. Pursuant to that agreement, Mr. Domenico serves in a position and undertakes duties at Apria’s discretion. Currently, Mr. Domenico serves as Apria’s Executive Vice President, Sales. The agreement provides that Mr. Domenico’s salary shall be at the company’s discretion. His annual salary is currently $250,000 and will increase to $255,000 effective March 29, 2004. Mr. Domenico is entitled to participate in Apria’s stock option plans and all other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason, Mr. Domenico is entitled to receive severance pay equal to two times the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees of obtaining certain post-employment medical insurance. Such payments shall be payable in periodic installments over two years.

     Amin I. Khalifa. Mr. Khalifa joined Apria on October 1, 2003. Pursuant to the letter communicating his employment offer dated September 12, 2003, he serves as Executive Vice President, Chief Financial Officer. His annual salary is currently $315,000 and will increase to $322,000 effective March 29, 2004. Mr. Khalifa is also entitled to participate in Apria’s stock option plans and all other benefit programs generally available to executive officers of the company at the company’s discretion. He is also entitled to bonuses in accordance with the bonus plans from time to time in effect for Apria’s executives and reimbursement of certain expenses at the company’s discretion. If the company terminates his employment without cause, or if he terminates his employment with good reason, Mr. Khalifa is entitled to receive severance pay equal to the sum of (i) his annual salary, (ii) the average of his two most recent annual bonuses, (iii) his annual car allowance and (iv) an additional amount equal to the average annual cost for company employees obtaining certain post-employment medical insurance. Such payments shall be payable in periodic installments over one year.

PERFORMANCE GRAPH

     The following graph shows the changes over the last five-year period in the value of $100 invested in (i) the common stock of Apria, (ii) the S&P 500 Stock Index, and (iii) the Peer Group Index (1). The value of each investment is based on share price appreciation, with reinvestment of all dividends. The investments are assumed to have occurred at the beginning of the period presented.

Comparison of Five Year Cumulative Total Return
Among Apria Healthcare Group Inc.,
The S&P 500 Index and the Peer Group Index

	12/98	12/99	12/00	12/01	12/02	12/03
Apria Healthcare Group Inc.	100.00	200.70	332.87	279.61	248.84	318.55
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
Peer Group	100.00	84.44	136.48	144.83	151.47	147.92

(1)	The Peer Group Index is based on the cumulative total returns of the following companies: Coram Healthcare Corporation, Lincare Holdings, Inc., Optioncare, Inc., and American Homepatient, Inc.

     It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

     The foregoing report of the Compensation Committee of the Board of Directors regarding compensation and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, or incorporated by reference in any document so filed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE BY CERTAIN COMPANY
AFFILIATES

     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s Directors and executive officers, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The New York Stock Exchange, Inc. Directors, executive officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the company with copies of the reports they file.

     Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 2003 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There were no transactions with any directors or executive officers of the company other than the payment of $1,211,403.31 to Relational Investors LLC and its affiliates in their capacity as stockholders of the company from a settlement fund established in connection with a securities class action against the company that was settled in August, 2002. Mr. Whitworth, the Chairman of the Board, is a principal of Relational Investors LLC.

INFORMATION REGARDING THE INDEPENDENT AUDITORS OF THE COMPANY

Independent Auditors and Fees

     Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) have been retained as the company’s independent auditors for the 2004 fiscal year. A representative of the Deloitte Entities will be present at the annual meeting, may make a statement and will be available to answer appropriate questions. The following table presents the aggregate fees billed by the Deloitte Entities, for services provided during 2002 and 2003:

	2002(6)	2003(5)(6)
Audit Fees (1)	$736,356	$772,137
Audit Related Fees (2)	9,540	77,589
Tax Fees (3)	55,492	41,056
All Other Fees (4)	38,730	18,608

Total	$840,118	$909,390

(1)	Audit fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits, reviews of interim financial information and assistance with registration statements filed with the SEC, including $73,313 in connection with an S-3 filing during 2003.

(2)	Audit-related fees consisted primarily of fees paid for accounting and auditing consultation services and audits of the Company’s employee benefits plans and fees for services related to Sarbanes-Oxley readiness.

(3)	Tax fees consist principally of assistance related to tax compliance and reporting.

(4)	Other fees include various fees not included in the above categories.

(5)	All audit and audit-related fees were approved by the Audit Committee.

(6)	The Audit Committee approves in advance all audit services, audit-related services and tax-related services provided by the Company’s independent public accountants. Pursuant to the pre-approval policy adopted by the Board of Directors in 2003, the Audit Committee also approves all other services provided by the independent public accountants in advance on a case-by-case basis. All engagements of the independent public accountants in 2003 were pre-approved pursuant to the policy.

Independence

     The Audit Committee of the Board of Directors does not believe the fees billed by the Deloitte Entities for non-audit services during 2003 are incompatible with maintaining the auditors’ independence.

ANNUAL REPORT

Availability of Annual Report and Treatment of Stockholders Sharing Same Address

The company’s 2003 Annual Report containing audited financial statements for the fiscal years ended December 31, 2003 and 2002 accompanies this Proxy Statement. Unless the company has received a contrary request from the affected stockholders, only one copy each of this Proxy Statement and the Annual Report are being delivered to two or more stockholders sharing the same address. Upon written or oral request, Apria will send stockholders, promptly and without charge, a copy of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which the company has filed with the Securities and Exchange Commission, (ii) this Proxy Statement, and (iii) its 2003 Annual Report to Stockholders. Copies of exhibits to the Annual Report on Form 10-K will also be provided upon written request and payment of a fee of $.25 per page plus postage.

     Two or more stockholders who share the same address and receive multiple copies of Apria’s Annual Report to Stockholders and/or this Proxy Statement may make a written or oral request to receive only one copy of the company’s Annual Report and/or Proxy Statement. Any and all such requests should be directed to the Investor Relations Department, at the address of the company set forth on the first page of this Proxy Statement, or may be made by telephone by calling (949) 639-2415.

PROPOSALS OF STOCKHOLDERS

     For stockholder proposals to be considered for inclusion in the proxy materials for Apria’s 2005 annual meeting of stockholders under Securities and Exchange Commission Rule 14a-8, they must be received by the Secretary of the company no later than November 22, 2004. For a Director nomination made in compliance with the company’s Policy Regarding Alternative Director Nominations by Stockholders to be considered timely, it must be received by the Secretary of the company no later than January 21, 2005 and no earlier than November 22, 2004. All other proposals will be deemed untimely unless submitted not less than 60 nor more than 90 days prior to the 2005 annual meeting.

OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the annual meeting. If any other matters are presented for action at the annual meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Robert S. Holcombe
Executive Vice President, General Counsel
and Secretary

Lake Forest, California
March 23, 2004

DOCUMENTS INCORPORATED BY REFERENCE

Policy Regarding Alternative Director Nominations by Stockholders attached hereto as Exhibit A.

Apria Healthcare Group Inc. Audit Committee Charter attached hereto as Exhibit B.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

EXHIBIT A

APRIA HEALTHCARE GROUP INC.
POLICY REGARDING ALTERNATIVE DIRECTOR NOMINATIONS BY STOCKHOLDERS

     1.     The Company will include in its annual meeting proxy statement information concerning up to two nominees submitted by any stockholder or group of stockholders in accordance with this policy. The form of proxy solicited by the Company will include the names of stockholder nominees, in addition to the nominees approved by the Board of Directors.

     2.     For inclusion in the Company’s proxy statement, a stockholder nomination must be submitted by one or more stockholders that have owned beneficially at least 5% of the Company’s common stock for two years or more, as of both the date the nomination is submitted and the record date for the annual meeting. Each stockholder or group of stockholders submitting nominations in accordance with this policy is referred to herein as a “Nominating Stockholder.” A stockholder may only participate in the nomination of two candidates.

     3.     The information included in the Company’s proxy statement concerning each stockholder nomination will be limited to that information concerning the candidate and the Nominating Stockholder required to be disclosed in accordance with the rules of the Securities and Exchange Commission (“SEC”). The Nominating Stockholder will be responsible for providing a written statement of such information at the time the nomination is submitted. Nominating Stockholders are responsible for any proxy solicitation activities in which they wish to engage, including compliance with applicable SEC rules.

     4.     Stockholder nominations must be submitted to the Secretary of the Company, in writing, not less than 90 nor more than 150 days prior to the first anniversary of the Company’s previous annual meeting. Each nomination must indicate the incumbent director for whose board seat the nomination is submitted. The Nominating Stockholder and each of its nominees must submit, with the nomination, a signed statement acknowledging that:

a)	each nominee, if elected, will represent all Company stockholders in accordance with applicable laws and the Company’s charter and by-laws;

b)	each nominee, if elected, will comply with the Company’s (i) Code of Ethical Business Conduct, (ii) Code of Business Conduct and Ethics for Members of the Board of Directors, (iii) Stock Ownership Requirements for Directors, (iv) Corporate Governance Guidelines, and (v) any other applicable rule, regulation, policy or standard of conduct applicable to the Board of Directors and its individual members; and

c)	the Nominating Stockholder will maintain beneficial ownership of at least 5% of the Company’s common stock through the date of the annual meeting at which the Nominating Stockholder’s nominee(s) will stand for election.

               In addition, each nominee must submit a fully completed and signed Questionnaire for Directors and Officers on the Company’s standard form, and each Nominating Stockholder must agree that any form of proxy solicited by it will include, in addition to the name(s) of its nominee(s), the names of all other nominees appearing in the Company’s proxy statement.

     5.     Upon receipt of a Nominating Stockholder nomination, the Corporate Governance and Nominating Committee of the Board of Directors shall seek to communicate with the Nominating Stockholder for the purpose of discussing, among other things, the possibility of the Nominating Stockholder’s nominee(s) being included in the Company’s slate of director nominees.

     6.     Only two stockholder nominations will be included in the Company’s proxy statement for each board seat. If more than two such nominations are received by the Company for the same board position, the nominee(s) of the Nominating Stockholder(s) beneficially owning the most shares of the Company’s common stock will have priority.

Exhibit A-1

     7.     Any Nominating Stockholder nominee who does not receive at least 25% of the votes cast in the related election of directors will be prohibited from serving as a Nominating Stockholder nominee for four years from the date of the annual meeting in question.

     8.     The Corporate Governance and Nominating Committee of the Board of Directors is authorized to adopt such rules and procedures as it deems appropriate for the purpose of implementing this policy and to determine any questions of interpretation that may arise hereunder.

Exhibit A-2

EXHIBIT B

APRIA HEALTHCARE GROUP INC.
AUDIT COMMITTEE CHARTER

Purpose

     The Audit Committee is appointed by the Board to represent and assist the Board with the oversight of: (1) the integrity of the financial statements and internal controls of the Company, (2) the outside auditor’s independence and qualifications, and (3) the performance of the Company’s internal audit function and external auditor. The Audit Committee also is responsible for overseeing the preparation of the report of the Audit Committee required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

Members

     The Audit Committee shall have at least three members, each of whom shall meet the independence requirements of the New York Stock Exchange, as determined by the Board. Each member of the Company’s Audit Committee must also be financially literate and at least one member must have accounting or related financial management expertise, as determined by the Board. The Board, after due consideration of the recommendation of the Corporate Governance and Nominating Committee, shall appoint the members of the Audit Committee and designate its chair.

Duties and Responsibilities

     The Audit Committee shall:

1.	Annually retain, evaluate and, if appropriate, terminate the Company’s outside auditor. The Audit Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the work of the outside auditor. The Audit Committee shall approve in advance audit engagement fees and the overall terms of services to be provided by the outside auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.)

2.	Pre-approve all permitted non-audit services to be performed by the outside auditor.

3.	Annually (a) obtain and review a report from the outside auditor describing any relationships that may adversely affect the auditor’s independence, and (b) consider the independence of the outside auditor, including considering whether the provision of non-audit services by the outside auditor is compatible with the auditor’s independence.

4.	Annually obtain and review a report by the outside auditor describing its own internal quality-control procedures, any material issues raised by its most recent quality-control review or peer review, and any material inquiry or investigation by governmental or professional authorities respecting any of its audits within the past five years, together with any steps taken to deal with any such issues.

5.	Establish policies for the hiring of employees and former employees of the outside auditor.

6.	Discuss corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	Meet with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Review the annual audited and quarterly financial statements, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the outside auditor.

9.	Review from time to time (but in no event less often than annually) with the outside auditor and management, as appropriate:

a.	Significant financial reporting issues and judgments identified by them and made in connection with the preparation of the Company’s financial statements;

Exhibit B-1

b.	Major issues identified by them regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management;

c.	Matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

d.	Audit problems or difficulties encountered and raised by the outside auditor in the course of the audit work and reported by the outside auditor to the Audit Committee, including restrictions on the scope of activities or access to required personnel or information, and disagreements with management; and

e.	Principles of accounting proposed or promulgated by regulatory accounting authorities and brought to the attention of the Audit Committee.

10.	Recommend to the Board, following the review described in paragraphs 3, 8 and 9 above, whether the financial statements should be included in the annual report on Form 10-K.

11.	Review the scope and results of the internal audit program, including the internal audit department’s responsibilities, budget and staffing as reported by the internal auditor.

12.	Meet with the Company’s General Counsel to review his reports on legal matters that he believes may have a material impact on the Company’s financial statements and any material reports or inquiries received by the Company from regulators or governmental agencies.

13.	Review the adequacy and effectiveness of the Company’s disclosure controls and procedures and the Company’s internal controls, including any significant deficiencies and significant changes in internal controls as reported to the Audit Committee by management and the internal auditor and outside auditor.

14.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for employees to make confidential and anonymous submissions of concern regarding questionable accounting or auditing matters.

15.	Assess annually the Audit Committee’s performance of the duties specified in this Charter and the adequacy of this Charter, and recommend any proposed changes to the Board.

Outside Advisors

     The Audit Committee shall have the authority to retain, compensate and terminate such outside advisors as it determines appropriate to assist the Committee in the performance of its functions.

Meetings

     The Audit Committee shall meet as it deems necessary or appropriate in its judgment, either in person or telephonically. The Audit Committee shall meet periodically with management, the General Counsel, the senior internal audit officer, and the outside auditor in separate executive sessions. The Audit Committee shall make regular reports to the Board with respect to its activities.

Exhibit B-2

ANNUAL MEETING OF STOCKHOLDERS OF

APRIA HEALTHCARE GROUP INC.

April 21, 2004

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

âPlease detach along perforated line and mail in the envelope provided.â

■

The Board of Directors recommends a vote FOR the nominees listed below.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

ELECTION OF DIRECTORS				OTHER MATTERS
NOMINEES:
☐	FOR ALL NOMINEES	O	Vicente Anido, Jr.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

		O	I.T. Corley

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	David L. Goldsmith	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AT THE LEFT. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

		O	Lawrence M. Higby

		O	Richard H. Koppes

☐	FOR ALL EXCEPT (See instructions below)	O	Philip R. Lochner, Jr.

		O	Jeri L. Lose

		O	Beverly Benedict Thomas

		O	Ralph V. Whitworth

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■	■

0	■

APRIA HEALTHCARE GROUP INC.
26220 ENTERPRISE COURT
LAKE FOREST, CALIFORNIA 92630
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The stockholder(s) whose name(s) appear(s) on the reverse side hereof appoint(s) Robert S. Holcombe, Amin I. Khalifa and Raoul Smyth, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Apria Healthcare Group Inc. (the “Company”) held of record by the undersigned on March 17, 2004, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614, beginning at 8:00 A.M., local time on Wednesday, April 21, 2004, and at any adjournment thereof, as designated on the reverse side hereof.

(Continued and to be signed on the reverse side)